                  PROGRAM SERVICE AND TIME BROKERAGE AGREEMENT

      This Program Service and Time Brokerage Agreement ("Agreement") entered into as of the 31st day of October, 1997 by and between Cumulus Broadcasting, Inc., a Nevada Corporation, ("Programmer"), and Tallahassee Broadcasting Company, a Florida corporation ("Licensee"), licensee of Radio Station WGLF-FM, Tallahassee, Florida (the "Station").

      WHEREAS, Licensee holds licenses from the Federal Communications Commission ("FCC") authorizing it to operate the Station;

      WHEREAS, the studio of the Station is located at 1310 Paul Russell Road, Tallahassee, Florida ("Studio") and the transmitter facilities of the Station are located in Jefferson County, 2.9 kilometers SSE of Lloyd, Florida and approximately 17 miles east of Tallahassee, Florida ("Transmitter");

      WHEREAS, Licensee has available for sale broadcast time on the Station;

      WHEREAS, Programmer desires to purchase time on Licensee's Station for the broadcast of programming on the Station and to sell advertising time for inclusion in that programming; and

      WHEREAS, Licensee and Programmer have concurrently entered into an Option Agreement (the "Option Agreement"), pursuant to which (a) Licensee has granted Programmer and its affiliate Cumulus Licensing Corp. ("Licensing Company") an option to purchase substantially all of the assets of Licensee used or useful in the operation of the Station, and (b) Programmer and its affiliate Licensing Company have granted Licensee an option to require Programmer and Licensing Company to purchase such assets, pursuant to an Asset Purchase Agreement (the "Asset Purchase Agreement") attached as Exhibit A to the Option Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties have agreed as follows:

      1. TIME SALE. Subject to the provisions of this Agreement, Licensee agrees to make the Station's Studio and Transmitter broadcasting facilities, and all other equipment used or useful in the operation of the Station, available to Programmer for broadcast of Programmer's programs on the Station and the Station's subcarriers. The Station time made available to Programmer is described in Exhibit A hereto.

      2. PAYMENT. Programmer hereby agrees to pay Licensee compensation for the broadcast of Programmer's programming in the amounts and at the times set forth in Exhibit B hereto.

      3. TERM. The initial term of this Agreement shall be for a period beginning November

1, 1997 (the "Effective Date") and ending on the earlier of (i) the date of closing of the transactions contemplated by the Asset Purchase Agreement, or
(ii) the date on which the Asset Purchase Agreement is terminated (or such other termination date as may be mutually agreed by the parties under Section 2 of the Option Agreement).

      4. PROGRAMS. Programmer shall furnish programming material for broadcast by Licensee twenty-four (24) hours a day, seven (7) days a week, except for the time reserved for Licensee's programming as set forth in Exhibit B hereto, and except for downtime occasioned by routine maintenance. Programmer shall furnish the artistic personnel and materials for its programming. Programmer represents and warrants that all of the programming, advertising and promotional material it broadcasts on the Station shall be in accordance with the rules, regulations and policies of the Commission and the Communications Act of 1934, as amended (the "Act"). All rights (including without limitation copyrights) to the use and ownership of the programs shall be and remain vested in Programmer at all times.

      5. ACCOUNTS RECEIVABLE AND EXISTING ADVERTISING COMMITMENTS. All accounts receivable and accounts payable pertaining to the operation of the Stations, insofar as they pertain to the period prior to the first day of the Term, will be property of Licensee. Programmer agrees to use commercially reasonable efforts (but without responsibility to institute legal or collection proceedings) to collect such accounts receivable during the 120-day period following the effective date of this Agreement, and will remit all payments received on such accounts to the Licensee no later than 120 days following the effective date of this Agreement. Insofar as any particular account payable or receivable shall pertain to the operation of the Stations both during the Term and prior thereto, the parties will prorate amounts payable or receivable, as the case may be, as soon as reasonably practical following the signing of this Agreement, and amounts received on such accounts receivable during such 120-day period shall be applied first to Licensee's receivables and credited to Licensee. Any accounts which remain uncollected after 120 days shall be returned to Licensee for collection, and Programmer shall be relieved of any additional responsibilities with respect to such accounts, and Licensee may use such commercially reasonable efforts to collect its accounts as it may deem to be in its best interests. In addition, to the extent that Licensee satisfies with cash after the effective date of this Agreement, accounts payable incurred before the Effective Date, and provides Programmer with documentation of such accounts payable and cash payments, Programmer shall reimburse Licensee for such expenses no later than the 10th day of the month following that in which the Licensee makes the cash payments, and such amounts shall be deducted from the balance due Licensee for its accounts receivable collected by Programmer. All accounts receivable created after the Effective Date of this Agreement shall be and remain the sole property of Programmer. Programmer shall be responsible for the collection of such accounts receivable created after the Effective Date and shall retain ownership of such accounts upon termination of this Agreement. All prior existing advertising contracts signed by Licensee prior to the Effective Date of this Agreement for commercial time to be aired during time periods to be used by Programmer are identified on Exhibit 4 hereto and shall be performed by Programmer for the benefit of Programmer, subject to any commissions payable to sales personnel on collections.

      6. STATION'S FACILITIES.

            (a) Licensee Responsibility. Licensee shall be responsible for the Station's compliance with all applicable provisions of the Act, the rules, regulations and policies of the FCC and all other applicable laws. Licensee represents that it holds all permits and authorizations necessary for the operation of the Station including all FCC permits and authorizations. Licensee will continue to hold such permits and authorizations throughout the life of this Agreement and to maintain them in full force and effect.

            (b) Broadcast Output. Licensee represents that the Station's facilities and equipment comply with all applicable laws and regulations and that, to its knowledge, it is not in material violation of any statute, ordinance, rule, order or decree of any federal, state or local governmental agency, court or authority having jurisdiction over the Licensee which would have an adverse effect on its ability to perform this Agreement. During the term hereof, Licensee agrees to maintain the Transmitter and other transmission facilities and the broadcast output in compliance with the FCC's rules and regulations to allow broadcasting at the maximum authorized power twenty-four
(24) hours a day, seven (7) days a week, except for downtime occasioned by routine maintenance, if necessary, not to exceed two (2) hours on Sundays between 12:00 midnight and 6:00 a.m. To the extent practicable, any maintenance work affecting the operation of the Station at full power shall be scheduled upon at least forty-eight (48) hours prior notice with the approval of Programmer, which shall not be unreasonably withheld.

      7. HANDLING OF MAIL AND COMPLAINTS. Programmer shall promptly forward to Licensee any mail which it may receive from any agency of government or any correspondence from members of the public relating to the Station or to any of Programmer's programming broadcast on the Station. Licensee shall advise Programmer of any public or FCC complaint or inquiry concerning the programs provided by Programmer.

      8. PROGRAMMING AND OPERATIONS STANDARDS. Programmer recognizes that the Licensee has full authority and a duty to control the operation of the Station. The parties agree that Licensee's authority includes, but it is not limited to, the right to reject or refuse such portions of Programmer's programming which Licensee reasonably believes to be contrary to the public interest. Licensee shall have no obligation to Programmer for the exercise of its rights under this paragraph. Whenever on the Station's premises, Programmer and its employees and agents shall be subject to the supervision and direction of Licensee's General Manager and/or designated personnel.

      9. RESPONSIBILITY FOR EMPLOYEES AND EXPENSES. Programmer shall employ and be responsible for the salaries, commissions, taxes, insurance and all other related costs for all of its employees, agents, contractors and personnel. Employees of Programmer shall serve, however, as duty operators of the Station, under the supervision and direction of the Licensee's General Manager and/or other designated personnel of Licensee, during all hours the Station is in operation. Licensee shall be responsible for (a) retaining a contract engineer to maintain the Station's broadcast and transmission equipment, (b) appointment of a Chief Operator, and
(c) compliance with the FCC's main studio staffing requirements (including, without limitation, the Station's General Manager). Licensee shall be responsible for the salary, taxes, insurance and related costs for its General Manager and Chief Operator.

      10. ADVERTISING AND PROGRAMMING REVENUES.

            (a) Programming Revenues. Programmer shall retain all revenues from the sale of advertising time on the programming it broadcasts on the Station. Programmer will provide, make available to and shall sell time to political candidates from the time it purchases from Licensee in strict compliance with the Act, the rules, regulations and policies and the Commission.

            (b) Revenue Reports. Throughout the term hereof, Programmer shall provide to Licensee by the fifteenth day of each month a report of Gross Revenues (as defined in the Asset Purchase Agreement) of the Station during the preceding month.

      11. OPERATION OF STATION.

            (a) Full Authority and Power. Licensee shall have full authority and power over the operation of the Station during the term of this Agreement. Licensee and its designated personnel shall have complete access to the Station's studios at all times. Licensee's General Manager shall direct the day-to-day operation of the Station and report to and be accountable solely to Licensee. Licensee's Chief Operator shall oversee and direct the engineering and technical operation of the Station. Licensee shall retain the right to interrupt and discontinue Programmer's programming at any time if Licensee determines the programming is not in the public interest or violates this Agreement, or in case of an emergency or EAS system activation, or for the purpose of providing programming which Licensee in its sole discretion determines to be of greater national, regional or local importance. Programmer will properly prepare and provide Licensee such information, records and reports belonging to Programmer's programming, sales or employment practices at the Station in sufficient detail as is necessary to enable Licensee to comply with all the rules and policies of the FCC or any other governmental agency.

            (b) Political Time. Licensee shall oversee and take ultimate responsibility with respect to the provision of equal opportunities, lowest unit charge, and reasonable access to political candidates, and compliance with the political broadcast rules of the FCC. Programmer shall cooperate with Licensee as Licensee complies with its political broadcast responsibilities, and shall supply such information promptly to Licensee as may be necessary to comply with the political time record keeping and lowest unit charge requirements of federal law. To the extent that Licensee believes necessary, in Licensee's sole discretion, Programmer shall release advertising availabilities to Licensee during the term of this Agreement to permit Licensee to comply with the political broadcast rules of the FCC and the Communications Laws; provided however, that revenues received by Licensee as a result of any such release of advertising time shall promptly be remitted to Programmer.

            (c) Facilities. During the term of this Agreement Licensee shall make available to Programmer, for no additional consideration, areas in the Station's physical studios and offices as are reasonably necessary for Programmer to exercise its rights and perform its obligations under this Agreement.

      12. CALL SIGNS AND STATION IDENTIFICATION. Licensee will retain all rights to the call letters "WGLF-FM" or any other call letters that may be assigned by the FCC for use by the Station, and shall be responsible for ensuring the proper broadcast of Station identification announcements in accordance with the FCC rules and regulations. Programmer is specifically authorized to use the call letters "WGLF-FM" or any other call letters used by Licensee for the Station, and will provide appropriate station identification announcements which, in Licensee's sole discretion, comply with FCC requirements.

      13. PAYOLA/PLUGOLA. Programmer agrees that neither it nor its employees will accept any consideration, compensation or gift of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, supplies or other merchandise (collectively "Consideration"), unless the payer is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Act. Programmer agrees to execute and provide Licensee with Payola Affidavits, substantially in the form of Exhibit D, and to notify Licensee promptly of any violations of Sections 317 and 508 of the Communications Act of 1934, as amended, of which Programmer learns.

      14. COMPLIANCE WITH LAW. Programmer agrees that, throughout the term of this Agreement, Programmer will comply with all laws, regulations and policies including, but not limited to, the FCC's technical, political broadcasting, obscenity and indecency regulations, lottery regulations, sponsorship identification rules, sale practices regulations and all FCC rules applicable to programming agreements of this kind. Programmer acknowledges that Licensee has not urged, advised or agreed in any way to the use of any unfair business practices.

      15. INDEMNIFICATION.

            (a) Programmer's Indemnification. Programmer shall indemnify and hold Licensee harmless for any material loss, damage, penalty or injury of any kind sustained by Licensee resulting from Programmer's breach of this Agreement, from any programming material broadcast by Programmer on the Station, from the sale of or attempt by Programmer to sell advertising or program time on the Station, and from any material act or omission of any kind by Programmer. Programmer shall carry liability insurance (including coverage for libel and slander) in a minimum liability limit of $1,000,000, with a maximum retention of $10,000, in which Licensee is named as an additional insured.

            (b) Licensee's Indemnification. Licensee shall indemnify and hold Programmer harmless for any material loss, damage or injury sustained by Programmer resulting from breach of this Agreement, from the broadcast of Licensee's programming, from the sale of or attempt by

Licensee to sell advertising or program time on the Station (except the instant sale provided for in this Agreement to Programmer), and from any material act or omission of any kind whatsoever by Licensee.

            (c) Survival. Any claim for indemnification must be asserted in writing delivered to the other party. The representations and obligations of both parties shall survive any termination of this Agreement and shall continue until the expiration of all applicable statutes of limitations as to the parties hereto and to claims of third parties.

      16. TERMINATION AND REMEDIES UPON DEFAULT.

            (a) Termination. In addition to other remedies available at law or equity, this Agreement may be terminated by either party by written notice to the other if the party seeking to terminate is not then in material default or breach thereof, upon the occurrence of any of the following:

                  (i) This Agreement is declared invalid or illegal in whole or in material part upon a final order of the FCC or any administrative agency or court of competent jurisdiction.

                  (ii) The other party is in material breach of its obligations hereunder and has failed to cure such breach within twenty (20) days of receipt of written notice from the nonbreaching party.

                  (iii) The mutual consent of both parties.

                  (iv) The other party shall make a general assignment for the benefit of creditors, files or has filed against a petition for bankruptcy, reorganization or appointment of a receiver or a trustee for the property or assets of such party under any federal or state insolvency law, which filing by or against such party has not been dismissed within thirty (30) days thereof.

      Upon termination of this Agreement according to the provisions of this paragraph, the monthly payment pursuant to Paragraph 2 above shall be prorated. Licensee shall cooperate reasonably with the Programmer to the extent permitted to enable Programmer to fulfill prior to the date of termination of this Agreement advertising or other programming contracts then outstanding, provided however, to the extent such contracts are fulfilled by Licensee after the date of termination of this Agreement, Licensee shall receive as compensation that which otherwise would have been paid to Programmer pursuant to such contracts.

            (b) Programmer's Additional Remedies for Licensee's Technical Operation Deficiencies. In addition to Programmer's right to terminate for reasons set forth in Paragraph (a) above, if the Station suffers any damage to its transmission facilities which results in the inability of the Station to operate with its presently authorized facilities and Licensee has not restored full-time operation of the Station with its presently authorized facilities within seven (7) days of any such occurrence, (i) Programmer may give notice to Licensee of Programmer's termination of this Agreement in which event this Agreement shall terminate upon giving of such notice, any other provision of this Agreement notwithstanding, and (ii) any payment due Licensee pursuant to Paragraph 2 above shall be prorated for such period of time within which full-time operation of the Station has not been restored.

      17. CERTIFICATION. Pursuant to Section 73.3555(a)(3)(ii) of the FCC's Rules, the following certifications are made: Tallahassee Broadcasting Company certifies that it shall maintain ultimate control over the Station's facilities, including specifically control over Station finances, personnel and programming. Programmer certifies that implementation of this Agreement complies with Section 202 of the Telecommunications Act of 1996.

      18. NOTICES. All necessary notices, demands, requests permitted or required under this Agreement shall be in writing and shall be deemed given four
(4) days after being mailed by certified mail, return receipt requested, addressed as follows:

            If to Licensee:

                  Tallahassee Broadcasting Company
                  3370 Capitol Circle N.E., Suite 1
                  Tallahassee, FL 32308
                  Attn: Mr. Bruce Timm

            Copy to:

                  Cathi C. Wilkinson, Esq.
                  Pennington, Moore, Wilkinson & Dunbar, P.A.
                  215 South Monroe Street, 2nd Floor
                  Tallahassee, FL 32301

                  and

                  Law Offices of Donald E. Ward
                  1201 Pennsylvania Ave., N.W., Fifth Floor
                  Washington, DC 20004

                  (Neither of which copies shall constitute notice to Licensee)

            If to Programmer:

                  Cumulus Broadcasting, Inc.
                  c/o Quaestus Management Corporation
                  330 E. Kilbourn Ave., Ste 250

                  Milwaukee, WI 53202
                  Attn: Terrence J. Leahy

            Copy to:
                  Cumulus Broadcasting, Inc.
                  875 N. Michigan Avenue
                  Chicago, IL 60611
                  Attn: Richard J. Bonick

                  and

                  Baker & Daniels
                  205 W. Jefferson Boulevard
                  Suite 250
                  South Bend, IN 46601
                  Attn: Peter G. Trybula

      (Neither of which copies shall constitute notice to Programmer)

      19. MODIFICATION AND WAIVER. No modification of any provision of this Agreement shall in any event be effective unless it is in writing and executed by both parties hereto, and such modification shall be effective only in the specific instance as for the purpose for which given. No waiver of any default, misrepresentation, or breach of any condition or covenant hereof, whether or not intentional, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of the same or any other condition or covenant hereof, or affect in any way such prior or subsequent occurrence.

      20. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of Florida, and the obligations of the parties hereto are subject to all federal, state and local laws and regulations now or hereafter in force and to the rules, regulations and policies of the FCC and all other governmental entities or authorities.

      21. NO PARTNERSHIP OR JOINT VENTURE CREATED. Nothing in this Agreement shall be construed or interpreted to make Licensee and Programmer partners or joint venturers, or to make one an agent or representative of the other.

      22. EXCLUSIVITY. During the term of this Agreement, Licensee will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of the Station or any the assets subject to the Asset Purchase Agreement, or (D) similar transaction or business combination involving any of Licensee or the Station; or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

      23. COUNTERPARTS. This agreement may be executed in one more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                                   * * * * * *

      IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

                                    PROGRAMMER:

                                    CUMULUS BROADCASTING, INC.


                                    By: _____________________________
                                       Richard Weening, its Chairman


                                    LICENSEE:

                                    TALLAHASSEE BROADCASTING COMPANY


                                    By: ____________________________
                                       Bruce B. Timm, its President

                                    EXHIBIT A

                                   PROGRAMMING

      Subject to all other provisions of this Agreement, Programmer will have the exclusive right to broadcast on the Station and the Station's subcarriers up to twenty-four (24) hours of programming each day during the term of this Agreement, provided however, Licensee reserves three (3) hours of Station time for its own use on Sunday morning, between 7:00 a.m. and 11:00 am. Licensee shall have the sole right and responsibility to decide the scheduling of such Sunday hours but shall consult with Programmer as to that schedule.

                                    EXHIBIT B

                          COMPENSATION PAYMENT SCHEDULE

      Programmer shall pay to Licensee monthly the sum of (1) Five Thousand and 00/100 Dollars ($5,000.00) plus applicable sales tax (which payment shall be made monthly in advance), and (2) up to Seven Thousand and 00/100 Dolllars ($7,000.00) in reimbursement of Licensee's reasonable out-of-pocket operating expenses for the Station, as documented by Licensee to Programmer at least monthly (which payment shall be made within ten (10) days after Licensee's submission to Programmer of documentation of such expenses).

                                    EXHIBIT C

                         EXISTING ADVERTISING CONTRACTS


                                      -13-
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                                    EXHIBIT D

                                PAYOLA AFFIDAVIT


                                      -14-